Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Media:       Mike Bazinet, 203-578-2391
             Chris Capot, 203-578-2461

Investors:   James Sitro, 203-578-2399


                WEBSTER ANNOUNCES ACQUISITION OF VILLAGE BANCORP

     WATERBURY, Nov. 11, 1998 -- Webster Financial Corporation (Nasdaq: WBST) today announced that it has reached a definitive agreement to acquire Village Bancorp, Inc. (Nasdaq: VBNK), the holding company for Village Bank & Trust Company, for $23.50 per share in a tax-free, stock-for-stock exchange valued at approximately $46.4 million.

     Village is a state-chartered commercial bank headquartered in Ridgefield with total assets of $230 million and six banking offices in the communities of Danbury, Wilton, Westport, and New Milford. With the additions of Village and Essex-based Maritime Bank & Trust, announced on Nov. 4, Webster will have $9.5 billion in assets.

     The acquisition is expected to contribute positively to Webster's earnings per share in the first year. The purchase price is approximately 2.7 times Village's book value and 20.6 times annualized earnings for the last six months. Webster expects to account for the transaction as a purchase.

     The definitive agreement, which has been approved by both companies' boards of directors, is subject to approval by Village Bancorp's shareholders and regulatory authorities. Webster expects the transaction to close in the first quarter of 1999.

     "Our partnership with Village Bank & Trust will extend Webster's presence in Fairfield and Litchfield Counties and strengthen our franchise," said James
C. Smith, Webster chairman and chief executive officer. "Customers of Webster and Village Bank & Trust will benefit from having greater convenience through our extensive network of branches and ATMs. Village customers will enjoy a broader selection of services."

     Based on the terms of the agreement, Village Bancorp shareholders will receive $23.50 per Village common share if Webster's stock price is at or below $27.50 per share during the pricing period. Above the ceiling price, the exchange ratio fixes at 0.855 Webster shares. If Village shareholders prefer, Webster will pay up to 20 percent of the merger consideration in cash rather than stock. Webster

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intends to buy back in open-market transactions, the equivalent number of
Webster shares issued to Village shareholders.

     Robert V. Macklin, Village Bank & Trust president and chief executive officer, said, "Our board of directors believes a merger with Webster best serves the long-term interests of our shareholders, customers and employees. We will enhance our ability to provide financial services, including expanded business banking services as well as trust and investment management services, insurance services, and PC banking. Our institutions share a strong commitment to Connecticut. Following the merger, Village Bank & Trust customers will be able to transact business at all Webster Bank locations and will benefit from Webster's broad product offerings."

     "Village Bank & Trust customers should continue to bank as they normally do," Smith said. "The transition to Webster's systems will be seamless, and customers should not experience any inconvenience.

     "Village Bank & Trust's six offices will remain open and continue to serve their communities. This merger nearly doubles the number of our branches in Fairfield County, gives us another branch in a prime Litchfield County community, and positions us for further expansion," Smith said.

     Webster Bank was founded in 1935 and is a leading Connecticut-based financial institution. Webster delivers consumer banking, commercial banking, mortgage, insurance, and trust and investment management services to individuals, families and businesses.

     Webster Bank has $9.2 billion in assets and operates through a network of more than 100 banking offices, three commercial banking centers, and more than 174 ATMs, in addition to telephone banking, video banking and PC banking. Webster has the number one or number two deposit market share in its primary markets of Hartford, New Haven and Litchfield counties.

     Webster is also the second-largest mortgage lender in Connecticut and a leading, full-service commercial lender. Webster Trust, the bank's trust and investment management subsidiary, is the second-largest bank trust company based in Connecticut. Webster's insurance subsidiary, Damman Insurance Associates, is one of the largest agencies in the state.